TRIMERIS, INC.

Second Quarter 2006 Sales Call

Moderator: Steven Skolsky

July 19, 2006

3:00 pm CT

Operator: Good afternoon and welcome to the Second Quarter 2006 Sales Call.

This conference call may contain projections, estimates and other forward-looking statements that involve a number of risk and uncertainties, including those discussed in Trimeris' filings the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following:

There is uncertainty regarding the success of our research and development activities, regulatory authorizations and product commercialization. The results of our previous clinical trials are not necessarily indicative of future clinical trials. Our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects.

For a complete description of these risks, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and the company's periodic reports filed with the SEC.

Actual manufacturing and commercialization results may differ from previous results and current projections. While the information presented during this call represents management's current judgment on the future direction of the company's business such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date hereof.

I'll now turn the call over to Mr. Steven Skolsky, Chief Executive Officer.

Steven Skolsky: Thanks for being with us for our second quarter 2006 sales conference call. As we have done previously, the company is announcing results for FUZEON in conjunction with the release of Roche's second quarter 2006 financial results.

The release of Trimeris' complete financial results for the second quarter 2006 will follow in August. There are four key messages that I want to convey on this call today and I will provide more details regarding each of them later in this call.

First, we achieved our second best ever quarterly sales level of FUZEON in the US and Canada of $31.1 million, thus maintaining a robust, double-digit growth of the product over the previous quarter and compared to the same period last year. Total worldwide sales of FUZEON reached 57.2 million, again achieving our second best quarter ever on a global basis.

Second, FUZEON prescription growth in the US and Canada is continuing its positive upward trend, increasing 13% over the first quarter of 2006 and 21% above the same quarter last year.

Third, we continue to make excellent progress on our ongoing product development efforts for FUZEON, focusing in on clinician education, patient support programs, as well as clinical development of alternative administration options utilizing the Bioject B2000 needle free device.

Our clinical trial programs including the BLQ, WAND and BOSS studies are on track and we expect to report data from each of these trials in the first half of 2007.

And finally we reiterate our projections of meeting our 2006 North American FUZEON sales guidance of $140 to $150 million. This is based on the positive growth trends we've seen in the first half of 2006, combined with our expectation for continued strong demand for FUZEON in the second half of this year, supported by the outstanding clinical success observed with the combination of FUZEON and new active agents such as the recently approved protease inhibitor, Prezista.

Now I'd like to provide you with more details of our second quarter 2006 sales results. As noted earlier, FUZEON sales in the US and Canada for the second quarter 2006 totaled $31.1 million, compared to $25.2 million in the second quarter of 2005, a robust 23% increase over the same period last year and solid 14% growth over the first quarter of 2006.

Half-year sales in the US and Canada totaled $58.5 million, representing 20% growth over the first-half total for 2005.

We are very pleased with these results, especially when viewed in the context of sales increasing with a moving annual total growth of 31%. As you may recall in previous conference calls, I mentioned that we expected North American sales this year to track along the growth trajectory that was very similar to what we observed in the calendar year of 2005.

We are on target with meeting our expected projections, which included a normalization of wholesaler inventories in the first quarter of this year followed by significant double-digit sales growth in the second quarter. Based on these results we are on track towards meeting our 2006 sales guidance of between $140 and $150 million, which would reflect annualized sales growth of between 24% and 33%.

In the US prescription trends for the second quarter of 2006 continued the strong underlying demand seen in the previous quarter with new prescriptions growing 19% and total prescriptions growing 21% above the same period last year. These growth trends in FUZEON adoption are primarily driven by the proven contributions that FUZEON can make to the achievement of full viral suppression of treatment experienced patients when FUZEON is combined with new active agents, as was observed with Prezista in the POWER trials.

Moving on to the rest of the world, FUZEON sales outside the US and Canada in the second quarter of 2006 were $26.2 million. We are pleased with having achieved these results as they reflect continuing strong FUZEON uptake across the top 10 European markets, which showed growth of 21% over the same period last year.

While Brazil did not make a purchase this quarter as it did in the same period last year, we do anticipate that Brazil will make additional FUZEON purchases in the second half of 2006. Taking this into account, sales in the rest of the world markets, excluding Brazil, showed double-digit growth of 22% compared to the second quarter of 2005 and 15% compared to the prior quarter.

As mentioned earlier, we expect to achieve our 2006 North American sales guidance through the expanded adoption of FUZEON-based regimens for treatment-experienced patients. This will be catalyzed by the following key drivers:

Broader prescriber recognition and acceptance of the goal of achieving and maintaining undetectable viral load in treatment experienced patients, continuing growth and acceptance of the key role that FUZEON fulfills in combination with new active agents as part of the emerging standard of care for treatment experienced patients, commercial availability of new agents such as the recently-approved Prezista for use in combination with FUZEON, and expansion of and continuing investment in key clinical development efforts and patient support programs designed to increase clinician competence in initiating patients on FUZEON-based regimen as well as enhancing the persistence on FUZEON once patients begin therapy.

Our commercial efforts during the second quarter of 2006 continued to focus on expanding its use in clinical practice by highlighting the benefits of achieving full viral suppression in treatment-experienced patients with FUZEON at the heart of such fully suppressive HIV regimens.

The recent approval of Prezista by the US Food and Drug Administration in late June 2006 will now enable physicians and patients to create a potent new treatment combination with FUZEON for people living with drug resistant HIV. In pivotal clinical studies of Prezista in treatment-experienced patients, 50% of patients received FUZEON as part of their background regimens.

The clinical results achieved in those patients were unprecedented as 2/3 of patients with extensive prior exposure to anti-HIV drugs achieved undetectable levels of HIV when Prezista was combined with FUZEON.

The remarkable results achieved with FUZEON and Prezista add to an already substantial body of evidence supporting the use of FUZEON with an active boosted protease inhibitor as the best opportunity for treatment-experienced patients to achieve undetectable levels of HIV.

We anticipate that the commercial availability of Prezista will have a positive impact on FUZEON uptake in the second half of 2006.

We also continued to make great progress on four initiatives related to improving patient compliance and convenience with FUZEON therapy.

First as mentioned in our last conference call, we completed enrollment of our WAND or with a needle-free device trial utilizing the Bioject B2000 needle-free system in the first quarter of 2006. This trial is a randomized, open label, two-way crossover study assessing the tolerability of B2000 needle-free gas powered device for administration of FUZEON compared to a traditional needle injection. We are on track for submitting these data to the FDA in support of our sNDA for the Bioject system in the second half of this year.

Second, we are very pleased to report that we've enrolled the first 100 patients in our 200 patient BOSS trial or Bioject Observational Safety Study. This trial is focusing on the use of Bioject B2000 system in patients at risk of discontinuing FUZEON therapy due to injection-related difficulties. We expect to complete enrollment in the third quarter of this year and report data from this trial in the first half of 2007.

Third, enrollment in our 90-patient BLQ or Below Level of Quantification trial has surpassed the 50% point. This study is assessing the use of FUZEON in combination with Prezista and in conjunction with the B2000 needle-free device. We expect to complete enrollment in the second half of this year and report data also from this trial in the first half of 2007.

And lastly in collaboration with our Roche colleagues, our medical education and clinician focused programs will reach several thousand HIV healthcare providers with the latest data pertaining to the significance of reaching undetectable viral loads in treatment-experienced patients, as well as the pivotal role of FUZEON with new active boosted protease inhibitors like Prezista in reaching this goal.

In addition, our nurse connections program has been substantially expanded and we are on track for a number -- a record number of referrals to highly qualified and experienced nurses to assist patients in both therapy initiation and to provide ongoing support for continuation of therapy.

On the R&D front, development of the next generation fusion inhibitor continues to move forward with the initiation of GMP manufacturing campaigns and formulation work for TRI-999 and TRI-1144 at our own facilities here at Trimeris, as well as the progression of early animal safety data.

We and our partner Roche are on track to select one of these compounds for initiation of first-time in man studies in 2007.

In summary, we are very pleased with the progress we have made this quarter on all fronts and we are on track with achieving the challenging commercial, clinical and R&D objectives that we established for this year.

Thank you for joining the call and I will now be able to take your questions.

Operator: And at this time I would like to remind everyone if you would like to ask a question press star and the number 1 on your telephone keypad. Again, if you have a question or comment press star and the number 1 on your telephone keypad.

And your first question comes from the line of Steven Harr with Morgan Stanley.

Steven Harr: Good afternoon, guys. So I guess the first thing that I was struggling with is you had 13% sequential growth on prescriptions but your revenue was basically flat once you adjust for the $4-1/2 million inventory drawdown you had in 1Q. So was there an inventory change this quarter?

Steven Skolsky: No, there was not.

Steven Harr: So what is the -- what are we missing here? You had a price increase last quarter and you told us before you took an -- there was inventory drawdown last quarter.

Steven Skolsky: I may be missing the question, Steve, but the revenue increase from quarter-on-quarter was close to 14% and the prescription trend was also 13% of total scripts. The higher prescription trend was comparing to the same quarter of the prior year, which was 21%.

Steven Harr: Last -- in 4Q there was an inventory bolus and in 1Q there was an inventory drawdown, correct. So your sales I would presume in 1Q were greater than what you -- than the number you, I'm sorry, your end user sales were greater than the number that you actually reported. Is that not correct?

Steven Skolsky: No, the number...

Steven Harr: That was implied by an inventory drawdown.

Steven Skolsky: Yeah, the number that we reported was actually $27 million. And what that suggests is we've increased both our top line revenue during the second quarter as well as a robust increase corresponding to the number of scripts which is actually almost one to one.

Steven Harr: Okay, from 4Q to 1Q you went from $35.8 to $27.4.

Steven Skolsky: Correct. And then $27.3 to $31 and a share above that&

Steven Harr: We can talk about this offline.

Steven Skolsky: &second quarter.

Steven Harr: But we can talk about this offline. It might be easier. Thank you.

Steven Skolsky: And I would just reiterate that the quarter-on-quarter growth in prescriptions -- in total prescriptions was close to 13%. The corresponding revenue was close to 14% as well. As it relates to the quarter of the prior year we're looking at close to 23% in revenue and likewise a 21% increase in total prescriptions, so again very comparable.

Steven Harr: Yeah. Steve, I would presume though that since you had an inventory drawdown in 1Q your normalized sales without that inventory drawdown would have been around $31 million, suggesting a flat quarter with, you know, that's where my question comes from.

Steven Skolsky: Yeah. And I think the differential there, Steve, is primarily the fact that on a seasonal basis that our first quarter tends to run lower even despite the inventory build in the prior quarter, particularly because of the delay in revisits that take place post the holidays.

Steven Harr: All right thank you.

Operator: And your next question comes from the line of Sharon Seiler with Punk, Ziegel & Company.

Sharon Seiler: Good afternoon. Can you just tell us what were kit sales in the second quarter and for North America?

Steven Skolsky: I can, Sharon, if you just bear with me for a second. I'm going to pull up that schedule for you. North America the kit sales were 19,826.

Sharon Seiler: Thank you.

Operator: Again if you have any questions or comments press star and the number 1 on your telephone keypad.

And your next question comes from the line of Thomas Wei with Piper Jaffray.

Thomas Wei: Thanks very much. Maybe just to follow up on Steve's question here. Can you tell us how many weeks of inventory you had at the end of the first quarter and then at the end of the second quarter, like absolute number of weeks of inventory, or kits, or however you want to quantify it?

Steven Skolsky: Yeah, usually we -- to address your question, Thomas, usually we run anywhere from 2-1/2 to 3 weeks of inventory as part of a normalized level. And during the course of the fourth quarter of last year we saw a substantial buildup of close to 3,500 kits, above and beyond what is usual. So close to anther 2-1/2 to 3 weeks above and beyond what is usual. We saw that burn off in the first quarter this year and, by my last peek at the inventory levels as of yesterday they were close to 3 weeks.

Thomas Wei: So they were three weeks at the end of the first quarter...

Steven Skolsky: Yes.

Thomas Wei: And then three again at the end of the second quarter.

Steven Skolsky: It's been fairly consistent throughout the second quarter of this year.

Thomas Wei: Okay well I'll just throw my vote in the ring as well that there's some disconnect there with the sales numbers and the inventory changes. But maybe I'll also follow up with you offline on that.

Do you have a sense as to how much Brazil might order in the second half?

Steven Skolsky: We don't. We have very little visibility of both timing and the size of those purchases but there is some visibility in the fact that they are going to be making the purchase in the second half of this year. I would just take into account that last year they purchased in the second quarter and I believe the fourth quarter. And they made one purchase this year in the first quarter.

Thomas Wei: And can you remind me of last year in total how much did they order for 2005?

Steven Skolsky: Yeah, in the fourth quarter they had an order of nearly $5.5 million. And in the second quarter earlier that year it was close to $12.3 million, I mean excuse me, $7.3, so $12.8 million total.

Thomas Wei: All right, thank you.

Steven Skolsky: Yeah the purchase in the first quarter of this year was almost an identical $5.2 million.

Thomas Wei: Thanks very much. That's very helpful.

Operator: Again, if there are any questions or comments press star and the number 1 on your telephone keypad.

And Mr. Skolsky, it seems there are no further questions at this time, sir.

Steven Skolsky: Well, in closing, I'd just like to thank you all for taking a part in this second quarter sales call. And I'd like to summarize some of the key points that I made during the course of our scripted comments.

First, we're very pleased in having achieved our second best quarter ever in both US and Canada, demonstrating growth of 23% over the same period last year. Prescriptions in the US continue to grow at double-digit levels over the previous quarter and over the same period last year as well, illustrating some strong underlying demand for the product. We also recorded the second best quarter ever on a global basis where the combined rest of world markets excluding Brazil grew by 22% compared to the same period last year.

Second, we are on track with our FUZEON product development programs, focusing on the increasing clinician confidence in prescribing FUZEON as well as patient acceptance and persistence with FUZEON therapy. Data from the WAND trial supporting the Biojector B2000 sNDA is on track for submission in the second half of 2006. And results from both the BLQ and BOSS trials mentioned earlier are anticipated in the first half of 2007.

Finally, we reaffirm our 2006 FUZEON North American sales guidance of $140 to $150 million and also maintain our guidance of being profitable for the full year 2006.

Once again thank you for joining the call and we look forward to providing you with our complete financial results for the second quarter in August of this year.

Operator: And that concludes today's conference call. You may now disconnect your line.

END